                                OPTION AGREEMENT

                                    BETWEEN:

                                  RNC GOLD INC.

                                     - AND -

                       NORTHWESTERN MINERAL VENTURES INC.

                                   CONCERNING:

                              THE PICACHOS PROJECT

                                  JULY 14, 2004

                                TABLE OF CONTENTS

ARTICLE 1......................................................................2
DEFINITIONS AND PRINCIPLES OF INTERPRETATION...................................2
1.1         Definitions                                                        2
1.2         Schedules                                                          7

ARTICLE 2......................................................................7
REPRESENTATIONS AND WARRANTIES.................................................7
2.1         Optionor's Representations and Warranties                          7
2.2         Representations and Warranties of Both Parties                     9
2.3         Nature and Survival                                               10

ARTICLE 3.....................................................................11
OPTION........................................................................11
3.1         Grant of Option                                                   11

ARTICLE 4.....................................................................11
EXPENDITURES AND PROGRAMS.....................................................11
4.1         Feasibility Study                                                 11
4.2         Exploration Expenditures                                          11

ARTICLE 5.....................................................................12
Vesting of Interest...........................................................12
5.1         Vesting of 50% Interest                                           12
5.2         Expenditure Default Notice                                        12
5.3         Purchase of Underlying Royalty                                    13

ARTICLE 6.....................................................................13
Option Period Operations......................................................13
6.1         During the Option Period                                          13

ARTICLE 7.....................................................................15
CONFIDENTIALITY AND INFORMATION...............................................15
7.1         Confidentiality of Information                                    15
7.2         Permitted Disclosure                                              15
7.3         Exception                                                         15
7.4         Joint Press Release                                               16

ARTICLE 8.....................................................................16
INDEMNIFICATION...............................................................16
8.1         Mutual Indemnifications                                           16

ARTICLE 9.....................................................................16
ADDITIONAL PROPERTY ACQUISITIONS..............................................16
9.1         Acquisitions                                                      16

ARTICLE 10....................................................................17
GENERAL.......................................................................17
10.1        Rules of Interpretation                                           17
10.2        Arbitration                                                       18
10.3        Force Majeure                                                     19
10.4        Entire Agreement                                                  20
10.5        Applicable Law                                                    20
10.6        Expenses                                                          20

                                       ii

10.7        Notices                                                           20
10.8        Assignment and Successors                                         21
10.9        Further Assurances                                                21
10.10       Counterparts                                                      22

                                OPTION AGREEMENT
                                ----------------

THIS AGREEMENT, made effective as of the 14th day of July, 2004.

BETWEEN:

          RNC GOLD INC. (formerly Tango Mineral Resources Inc.),
          a corporation incorporated under the laws of Canada,

          ("Optionor")

          - and -

          NORTHWESTERN MINERAL VENTURES INC., a corporation incorporated
          Under the laws of the Province of Ontario,

          ("Optionee")

WITNESSETH THAT:

WHEREAS the Optionor and Minera Camargo S.A. de C.V. entered into a mineral property agreement with effect from March 31, 2002, as amended pursuant to amending agreements dated September 9, 2002, March 31, 2003, March 17, 2004 and
April 5, 2004 ( the "Mineral Property Agreement");

WHEREAS the Optionor currently owns a 75% legal and beneficial interest in
Minera Tango S.A. de C.V., and whereas Minera Camargo S.A. de C.V. currently owns a 25% legal and beneficial interest in Minera Tango S.A. de C.V.;

AND WHEREAS Minera Tango S.A. de C.V. owns and holds directly a 100% right, title and interest in and to certain mining concessions relating to a gold and silver property situated in Municipio of San Dimas in Durango State, Mexico (the
"Pichachos" concessions), and a gold and silver property situated in Culiacan,
Sinaloa, Mexico (the "Tango" concessions)- collectively the "Property";

AND WHEREAS the Optionee desires to acquire from the Optionor an interest in
Minera Tango S.A. de C.V. and the underlying Property;

AND WHEREAS the Optionee and Optionor (collectively the "Parties") both represent and warrant that - on or before the date on which both Parties each own a 50% interest in Minera Tango S.A. de C.V. - the Parties will undertake to act in good faith and use best efforts to agree upon a Joint Venture Agreement necessary for the further exploitation and development of the Property on such terms as are agreeable and satisfactory to both Parties;

NOW THEREFORE in consideration of the mutual covenants herein contained, the parties agree as follows:

                                    ARTICLE 1
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1  DEFINITIONS

     Capitalized words and phrases used in this Agreement shall have the meaning given to such words and phrases below:

"ABORIGINAL PEOPLES" shall mean any peoples native to Mexico that Claim or have a right or interest in or to the Property that is dependent upon constitutional or other lawful non-contractual rights or powers.

"AFFILIATE" means any corporation, company, partnership, joint venture or firm that controls, is controlled by or is under common control with a Person. For purposes of this definition, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.

"AGREEMENT" means this Option Agreement, including all schedules, and all instruments supplementing, amending or confirming this Agreement and references to "Article" or "Section" are to the specified article or section of this
Agreement.

"APPLICABLE LAW" means any applicable Canadian, Mexican or foreign federal, provincial, state or local statute, regulation, rule, by-law, ordinance, order, policy or consent, including the common law, as well as any other enactment, treaty, official directive or guideline issued by a Governmental Authority and the terms and conditions of any permit, licence or similar document or approval issued by a Governmental Authority, and shall also include any order, judgment, decree, injunction, ruling, award or declaration, or other decision of whatsoever nature of a court, administrative or quasi-judicial tribunal, an arbitrator or arbitration panel or a Governmental Authority of competent jurisdiction that is not subject to appeal or that has not been appealed within the requisite time therefor.

"BUSINESS DAY" means a day, other than a Saturday, Sunday or statutory holiday, on which the principal commercial banks located at Toronto, Ontario are open for business during normal banking hours.

"CAMARGO" means Minera Camargo S.A. de C.V.

"CLAIM" means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable legal fees and all reasonable Costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

"CONFIDENTIALITY" means to maintain in confidence and not to disclose the applicable information

to third parties, except:

(i)  employees, officers, directors, consultants, agents and other representatives that need to know or ought to know in order to discharge their respective duties in an efficient manner; or

(ii) Persons that are or may be interested in advancing, loaning, investing or otherwise providing potential debt or equity to a Party, including banks, financial institutions, brokerage companies and their respective employees, officers, directors, consultants, agents and other representatives, provided, however, that such Persons agree to maintain the information to be disclosed in confidence for a period not less than two years;

and "CONFIDENTIAL" and "CONFIDENCE" shall have similar meanings.

"COSTS" means any and all damages, including exemplary and punitive damages, losses, including economic losses, costs, expenses, liabilities and obligations of whatsoever kind, direct or indirect, including fines, penalties, interest, lawyers' fees and disbursements, and taxes thereon.

"EFFECTIVE DATE" means the date of this Agreement.

"ENCUMBRANCES" means any pledge, lien, restriction, charge, security agreement, lease, conditional sale, title retention agreement, mortgage, encumbrance, assignment by way of or in effect as security, or any other security interest, and any option or adverse Claim, of any kind or character whatsoever.

"ENVIRONMENTAL LAWS" means all Applicable Laws relating to the protection of the environment, including air, soil, surface water, ground water, biota, wildlife or personal or real property, or to employee and public health and safety, and includes those Environmental Laws that regulate, ascribe, provide for or pertain to liabilities or obligations in relation to the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of Substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property.

"EXPENDITURES" means any and all expenditures and Costs of any kind incurred in respect of the Property, including expenditures incurred on Studies and the
Operator's Fee, and such expenditures shall be deemed to have been incurred upon the earlier of:

(i)  the date of payment of same; or

(ii) the date upon which such expenditures become due and payable pursuant to the applicable contractual obligation;

provided, however, that Expenditures shall not include legal Costs to prepare this Agreement, nor implement any of the transactions contemplated herein, or to acquire additional mineral

properties. For greater clarity, costs to maintain the Mining Concessions shall qualify as an Expenditure, as that term is defined above, and which amounts shall be credited towards the Optionee's Expenditure obligations as outlined under Article 4.2 of this Agreement.

"FEASIBILITY STUDY" means a study prepared at the direction of the Operator by a recognized firm of mining engineering consultants which contains a detailed examination of the feasibility of bringing a deposit of minerals on the Mining
Concessions into commercial production by the establishment of a mine, reviews all outstanding issues, contains the statement of the ore reserves, reviews the nature and scale of any proposed operation, contains an estimate of the construction costs and production costs and is in the form of a bankable document, that is to say, a document appropriate for presentation to a bank or other financial institutions from which a party might wish to secure financing.

"GOVERNMENTAL AUTHORITIES" means all applicable federal, provincial or state and municipal agencies, boards, tribunals, ministries and departments, both Canadian and foreign, including Mexican.

"JOINT VENTURE AGREEMENT" means the Agreement for the further exploitation and development of the Property that both Parties have undertaken to agree upon on such terms as are mutually agreeable on or before the date on which the Parties each own a 50% interest in Minera Tango S.A. de C.V.

"MATERIAL CONTRACT" means any contract or commitment, whether oral or written, to which the Optionor is bound or in respect of which the Optionor may have liability and that relates to the Property.

"MEXICO" means the Republic of the United Mexican States (Estados Unidos
Mexicanos).

"MINERAL PROPERTY AGREEMENT" has the meaning ascribed thereto in the recitals hereto.

"MINING ACT" means the Mining Law of Mexico.

"MINING CONCESSIONS" means those concessions set out in Schedule A hereto referred to as the "Picachos" concessions, as well as all additional mineral properties acquired pursuant to Article 9 hereof.

"MISCELLANEOUS INTERESTS" means the interests of Tango in all property, assets and rights (other than the Property) ancillary to the Property to which Tango is entitled including, but not limited to, the interests of Tango in:

(i)    any Studies;

(ii)   all contracts, agreements and documents relating to the Property and the operations conducted thereunder or any rights in relation thereto;

(iii)  all subsisting rights to enter upon, use and occupy the surface of any lands forming part of

       the Property or of any lands to be traversed in order to gain access to any of the lands forming part of the Property;

(iv)   all assignable permits, licenses and authorizations relating to the
       Property;

(v)    all books, records, data and other information relating to the Property, including accounting records, plans, drawings and specifications;

(vi)   all right, title, benefit and interest of Tango in and to all of the patents, trademarks, copyrights, designs, inventions, licences, sub-licences, processes, technology and other industrial property of or used in connection with the Property;

(vii)  computer software in which Tango has an interest and used primarily in relation to the Property; and

(viii) all pre-paid expenses and deposits relating to the Property, including all pre-paid taxes, rentals, licence fees and water rates, as well as pre-paid purchases of gas, oil and hydro.

"OPERATOR" means the Party that is entitled to direct exploration work, including work plans and budgets to be implemented, in respect of the Property.

"OPERATOR'S FEE" has the meaning ascribed thereto in the Mineral Property
Agreement.

"OPTION PERIOD" means the period of time from the Effective Date to the date upon which the Joint Venture Agreement is effective or deemed effective pursuant to the terms hereof.

"PARTIES" means the Optionor and the Optionee together, and "PARTY" means any one of them.

"PERMITTED ENCUMBRANCES" means:

(i)    easements, rights of way, servitude and similar rights in land including, but not limited to, rights of way and servitude for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric power, telephone, telegraph or cable television conduits, poles, wires and cables which are not material;

(ii)   the right reserved to or vested in any Governmental Authority by the terms of any lease, licence, grant or permit forming part of the
       Property, or by any statutory provision, to terminate any such lease, licence, grant or permit or to require annual or other periodic payments as a condition of the continuance of them, as well as all other reservations, limitations, provisos and conditions in any original grant from Governmental Authorities;

(iii)  the right of any Governmental Authority to levy taxes on minerals or the revenue therefrom and governmental restrictions on production rates on the operation of a mine on the Property, as well as all other rights vested in any Governmental Authority to control or regulate the Property pursuant to Applicable Laws;

(iv)   any liens, charges or other Encumbrances:

       (A)   for taxes, assessments or governmental charges,

       (B)   incurred, created and granted in the ordinary course of business to a public utility or Governmental Authority in connection with operations conducted with respect to the Property,

       but only to the extent those liens relate to Costs for which payment is not due;

(v)    the Underlying Royalty; and

(vi)   any other rights or Encumbrances consented to in writing by the Optionee or granted by the Optionee.

"PERSON" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, company, corporation or other body corporate, union, Governmental Authority and a natural person in his capacity as trustee, executor, administrator, or other legal representative.

"PROPERTY" means collectively the Miscellaneous Interests and all permits, licenses and other documents of title, including replacement or substitute forms of documents of title, by virtue of which the holder is entitled to explore for, develop, produce, mine, recover, remove or dispose of minerals from on or within the lands outlined in the Mining Concessions.

"SALE" means a transaction effecting a sale, assignment, transfer and conveyance to another Person.

"STUDIES" means any and all studies pertaining to the Property, including all:

(i)    geological, resource, reserve, mining and product quality studies; and

(ii)   socio-economic, environmental, transportation, infrastructure, power, market and financial studies.

"SUBSTANCE" means any contaminant, pollutant or hazardous substance that is likely to cause harm or degradation to the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental
Law.

"SUCCESSORS" means successors and includes any successor continuing by reason of amalgamation or other reorganization and any Person to which assets are transferred by reason of a liquidation, dissolution or winding-up.

"TANGO" means Minera Tango S.A. de C.V.

"TANGO SHARES" means the issued and outstanding shares of Tango, which carry the right to vote at director's meetings, the right to receive dividends and the right to a proportionate share of assets upon dissolution.

"UNDERLYING ROYALTY" means the 2.5 % Net Smelter Returns granted to Camargo by
RNC pursuant to the Mineral Property Agreement.

1.2  SCHEDULES

     The following Schedule to this Agreement, as listed below, is an integral part of this Agreement:

     Schedule                               Description
     --------                               -----------
     Schedule A                             Property ("Mining Concessions")

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

2.1  OPTIONOR'S REPRESENTATIONS AND WARRANTIES

     The Optionor represents and warrants to the Optionee that:

     (a)  The Property is accurately described herein.

     (b)  Tango's sole activity is the commercial exploitation of the Mining
          Concessions. Tango has no material assets other than the Property and has no material liabilities.

     (c)  Except with respect to the Permitted Encumbrances, there are no agreements creating a royalty or other interest whatsoever in the
          Property and Tango owns a 100% right, title and interest in and to the
          Property to which it has good and marketable title and, in particular:

          (i)   the Property has been properly and legally acquired,

          (ii)  that a properly executed and legally valid Transfer Agreement exists whereby Camargo has transferred in its entirety its 100%
                legal interest, title and ownership in the Property to Tango,

          (ii)  except for the Permitted Encumbrances and the rights of the
                Optionee under this Agreement, the Optionor has not done any act or suffered or permitted any action to be done whereby any
                Person may acquire any interest in or to the Property or
                minerals to be produced from the Property,

          (iii) no Person has any right under preferential, pre-emptive or first purchase rights or otherwise to acquire any interest in the
                Property that might be trigger by virtue of this Agreement or the transactions contemplated by it, and

          (iv)  the Property is free and clear of all Encumbrances, Claims and defects in title.

     (d)  The authorized capital of Tango consists of the following: "social capital will be variable, with a minimum of 50,000 Mexican pesos in fixed capital and 400,000 Mexican pesos of authorized capital", of which 7,960 shares have been duly issued and outstanding. At the time of the execution of this Agreement, the Optionor owns 5,970 of all of the issued and outstanding Tango Shares (representing 75% of the duly issued and outstanding Tango Shares), and Camargo owns 1,990 of all the issued and outstanding Tango Shares (representing 25% of the duly issued and outstanding Tango Shares).

     (e)  Tango is a corporation duly incorporated and validly existing under the laws of its incorporation, amalgamation or continuance, as the case may be, and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted.

     (f)  Tango has all necessary power, authority and capacity to enter into the Joint Venture Agreement and to carry out its obligations under the
          Joint Venture Agreement and the execution and delivery of the Joint
          Venture Agreement.

     (g)  No Person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual)
          capable of becoming an agreement, option or commitment, including convertible securities, warrants or convertible obligations of any nature, for:

          (i)   the purchase, subscription, allotment or issuance of, or
                conversion into, any of the unissued shares in the capital of
                Tango or any securities of Tango; or

          (ii)  the purchase from the Optionor of any of the Tango shares.

     (h)  There is no actual, threatened or, to the best of its knowledge, contemplated Claim or challenge relating to the Property, nor to the best of its information, knowledge and belief is there any basis therefor, and there is not presently outstanding against the Optionor or Tango any judgment, decree, injunction, rule or order of any court,
          Governmental Authority or arbitrator which would have a material effect upon the Property.

     (i)  All taxes, assessments, rentals, levies and other payments, as well as all reports, relating to the Property and required to be made, performed and filed to and with

          any Governmental Authority in order to maintain the Property in good standing have been so made, performed or filed, as the case may be.

     (j)  To the best of the Optionor's knowledge there has been no Claim made by any Aboriginal Peoples, nor is there any basis therefor, with respect to any right or interest in or to the Property.

     (k)  To the best of the Optionor's knowledge, conditions on and relating to the Property respecting all past and current operations thereon are in compliance in all material respects with all Applicable Laws, including Environmental Laws.

     (l)  It has not received any notice of, or communication relating to, any actual or alleged breach of any Environmental Laws, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon.

     (m)  It is not a party to or bound by any guarantee, indemnification, surety or similar obligation pertaining to the Property and, except for this Agreement, no Material Contracts have been entered between the Optionor and any other Person with respect to the Property other than the Mineral Property Agreement.

     (n)  Neither it nor Camargo is in default or breach of any of their obligations under the Mineral Property Agreement and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. The Mineral Property Agreement is in good standing and in full force and effect without amendment thereto.

     (o)  The Optionor has the right and power to enter into this Agreement and assign its interest in Tango to the Optionee.

2.2  REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES

     Each Party represents and warrants to the other that:

     (a)  It is a corporation duly incorporated and validly existing under the laws of its incorporation, amalgamation or continuance, as the case may be, and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted.

     (b)  The execution, delivery and performance of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof by it (to the extent required herein) and the consummation of the transactions contemplated hereby will not, conflict with any of or require the consent or waiver of rights of any Person under its constating documents or by-laws, nor to the best of its knowledge do or will any of the foregoing:

                                       10

          (i)   violate any provision of or require any consent, authorization or approval under any Applicable Law;

          (ii)  conflict with, result in a breach of, constitute a default under
                (whether with notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval which has not been obtained under any agreement or instrument to which it is a party or by which it is bound or to which any of its property is subject; or

          (iii) result in the creation of any Encumbrance upon its interest in the Property, in the case of the Optionor.

     (c)  It has all necessary power, authority and capacity to enter into this
          Agreement and to carry out its obligations under this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action on its part.

     (d)  This Agreement constitutes a valid and binding obligation on it, enforceable against it in accordance with the terms of this Agreement, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     (e)  It has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated herein.

     No investigations made by or on behalf of a Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other Party in or pursuant to this
Agreement. No waiver by a Party of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision.

2.3  Representations and Warranties of the Optionee

     The Optionee represents and warrants that it shall use its best efforts to make available to the Optionor the funds as per the timetable provided under Article 4.2 of this Agreement.

2.4  NATURE AND SURVIVAL

     (a)  All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated in this Agreement shall be deemed to be representations and warranties made by such Party under this
          Agreement.

     (b)  The representations and warranties contained in this Article 2 will not merge in

                                       11

          the Joint Venture Agreement and shall survive the execution and delivery of the Joint Venture Agreement and shall continue in full force and effect.

     (c)  If, prior to the expiry of the survival periods provided for in
          Section 2.3(b), no written Claim shall have been made under this
          Agreement against a Party for any misstatement, inaccuracy or incorrectness or breach of any representation or warranty made in this
          Agreement by such Party, such Party shall have no further liability under this Agreement with respect to such representation or warranty.
          In providing a Claim, the Party making the Claim shall not be obligated to set out in the Claim the amount of Costs suffered by such
          Party, if such Costs, as at the time of making the Claim, are not reasonably ascertainable.

                                    ARTICLE 3
                                     OPTION

3.1  GRANT OF OPTION

     The Optionor hereby grants to the Optionee the sole and exclusive right and option (the "Option") exercisable in the manner described herein, to acquire two-thirds (2/3) of the Optionor's current beneficial interest in Tango or one-half (1/2) of its beneficial interest if the Optionor acquires the full 100%
beneficial interest in Tango, and through such acquisition, a 50% interest in the Property, free and clear of all liens, charges, encumbrances, security interests and adverse claims other than the Permitted Encumbrances.

                                    ARTICLE 4
                            EXPENDITURES AND PROGRAMS

4.1  FEASIBILITY STUDY

     To exercise the Option, the Optionee shall incur the Expenditures set out in Section 4.2 in order to generate a Feasibility Study for an operation involving production of a minimum of 25,000 ounces of gold equivalent per year from the Mining Concessions within three years from the Effective Date.

4.2  EXPENDITURES

     The Optionee shall incur aggregate Expenditures as follows, and in compliance with the terms of the underlying Mineral Property Agreement with respect to maintaining the underlying Property in good standing:

       (i)   within one year of the Effective Date - CAD $500,000;

       (ii)  within two years of the Effective Date -CAD $1,500,000, and in any event, no later than December 30, 2006. For greater clarity, the
             Optionee shall expend CAD $500,000 in Year 1 and CAD $1,000,000 in
             Year 2, for a combined aggregate expenditure of CAD $1,500,000 on or before December 30, 2006;

                                       12

       (iii) within three years of the Effective Date - such additional
             Expenditures as are required to produce the Feasibility Study.

For greater clarity, the Optionor may use such portions of the above
Expenditures as may be necessary under the terms of the Mineral Property
Agreement to maintain the underlying Property in good standing. Any such portions of the Expenditures used by the Optionor towards the maintenance of the
Property shall be credited and counted as part of the Optionee's Expenditures, as that term is defined above.

The Optionee has the right, but not the obligation, to incur the foregoing
Expenditures.

                                    ARTICLE 5
                               VESTING OF INTEREST

5.1  VESTING OF 50% INTEREST

     Should the Optionee comply with Sections 4.1 and 4.2, then:

     (a)  The Optionee shall give notice to the Optionor of such fact;

     (b)  Both parties shall execute the Joint Venture Agreement and, until such execution, the Parties shall be deemed to have executed same;

     (c)  The Optionor shall cause Tango to execute the Joint Venture Agreement;

     (d)  The Optionor shall cause Tango to issue that number of Tango Shares, which after such issuance would result in the Optionee and Optionor each owning 50% of the issued and outstanding shares of Tango;

     (e)  This Agreement shall be terminated except for Sections 5.3, 8 and 10 which shall continue in full force and effect; and

     (f)  Neither Party shall be liable to the other as a result of such termination, save and except for prior breaches hereunder.

5.2  EXPENDITURE DEFAULT NOTICE

     Should the Optionee give notice to the Optionor pursuant to Section 5.1
("Optionee's Expenditure Notice") and the Optionor not accept notice of the relevant fact, then:

     (a)  The Optionor may give notice, within 30 days of the Optionee's
          Expenditure Notice, to the Optionee ("Default Notice"), along with a statement of the Expenditures that the Optionor believes the Optionee has not incurred ("Alleged Default Funds") and the reasons therefor;

                                       13

     (b)  The Optionee shall have the right to either:

          (i)   make a payment to the Optionor, within 30 days of the Default
                Notice, of the Alleged Default Funds; or

          (ii)  make payment to the Optionor, within 30 days of an audit report by an accounting firm of international repute, of the Deficient
                Expenditures, if any, where "Deficient Expenditures" means those
                Expenditures stated to have been incurred in the Optionee's
                Expenditure Notice, but not found to have been duly incurred by such accounting firm;

     (c)  Any payment duly made by the Optionee to the Optionor pursuant to
          Section 5.2 shall completely cure any default hereunder and the
          Optionee shall be deemed to have properly incurred the applicable
          Expenditures for purposes of Section 4.2;

     (d)  Should the Optionee receive a Default Notice and, within 30 days thereof, neither make the requisite payment under this Section 5.2 nor cause an audit to be commenced pursuant to Section 5.2(b)(ii), then the Optionee shall be deemed not to have incurred the Alleged Default
          Funds; and

     (e)  For purposes of clarity, should an audit be performed pursuant to
          Section 5.2(b)(ii) and the Deficient Expenditures be equal to zero then no payment is required to be made by the Optionee hereunder and the Optionor shall be liable for all Costs of such audit.

5.3  PURCHASE OF UNDERLYING ROYALTY

     In the event the Optionor decides to purchase up to 50% of the Underlying
Royalty pursuant to the Mineral Property Agreement, it shall give notice of such proposed purchase to the Optionee. The Optionee may, within 30 days of receipt of the said notice, elect by notice to the Optionor, accompanied with one-half of the purchase price for the purchased Underlying Royalty, to acquire one-half of the purchased Underlying Royalty. In the event the Optionee does not make the election aforesaid within the period of 30 days, the Optionor may acquire the
Underlying Royalty for its own account.

                                    ARTICLE 6
                            OPTION PERIOD OPERATIONS

6.1  DURING THE OPTION PERIOD

     (a)  During the Option Period:

          (i)    From the proceeds of the above Expenditures, as that term is defined above, the Optionor shall cause Tango to maintain the
                 Property in good standing by paying all appropriate mining duties, taxes or other applicable fees and filing all necessary reports, including those duties and reports

                                       14

                 referred to in the Mining Act;

          (ii)   The Optionor shall be the Operator;

          (iii)  The Operator shall, at the direction and under the control of the Optionee, prepare, or cause to be prepared, such programs, budgets and studies, including the Feasibility Study, as would enable the Optionee to incur the Expenditures as provided in
                 Article 4;

          (iv)   The Optionor shall cause its designated agent to perform all exploration work so directed by the Operator as a contractor to the Operator at commercially competitive rates and on
                 commercially competitive terms and the Optionor's designated agent shall receive, as consideration therefor, the Operator's
                 Fee. At the time of execution of this Agreement, the Optionor's designated agent is Camargo, which is subject to the
                 termination provisions outlined in Article 6.1 (b) below;

          (v)    The Operator shall ensure that all work so performed is done in accordance with good mining practice and in compliance with all
                 Applicable Laws and shall indemnify the Optionee from and
                 against all Claims in respect of such work, including liens arising from the non-payment of workers or suppliers;

          (vi)   The Operator shall report on all such work so performed or being performed on such regular intervals and in such detail as the Optionee may request;

          (vii)  Both Parties shall have access to the Property, at their sole risk and expense, and to all records pertaining to the
                 Property;

          (viii) Both Parties shall have the right to propose that a portion of the Property be abandoned ("Infertile Property") and, if the
                 Parties should agree, the Infertile Property shall, subject to consent by Camargo, be abandoned; and

          (ix)   Provided the Optionee shall fund the Expenditures contemplated herein, the Optionor shall fulfill its obligations under the
                 Mineral Property Agreement and shall earn a 100% interest in
                 Tango within the time periods provided in the Mineral Property
                 Agreement.

     (b)  Notwithstanding the provisions of Section 6.1, the Optionee may terminate the Optionor as an Operator and its designated agent, including but not limited to Camargo, as contractor for cause, such as the inability or unwillingness to perform all or any portion of the directed work, upon 30 days notice to the Optionor or Camargo, as the case may be, and, upon such termination, appoint itself or a third person as Operator and contractor.

                                       15

                                    ARTICLE 7
                         CONFIDENTIALITY AND INFORMATION

7.1  CONFIDENTIALITY OF INFORMATION

     All information provided to or received by the Parties hereunder shall be treated as Confidential ("Confidential Information"). The Optionee and the
Optionor shall each solicit the consent of the other to the disclosure of
Confidential Information in circumstances other than those set forth in Section
7.2 and such consent shall not be unreasonably withheld or delayed.

7.2  PERMITTED DISCLOSURE

     The consent required by Section 7.1 shall not apply to a disclosure to:

     (a)  comply with any Applicable Laws, stock exchange rules or a regulatory authority having jurisdiction;

     (b)  a director, officer or employee of a Party;

     (c)  an Affiliate of a Party;

     (d)  a consultant, contractor or subcontractor of a Party that has a bona fide need to be informed,

     (e)  any third party to whom the disclosing Party may assign any of its rights under this agreement; or

     (f)  a bank or other financial institution from which the disclosing Party is seeking equity or debt financing,

provided, however, that in the case of Sections 7.2(e) and (f) the third party or parties, as the case may be, agree to maintain in Confidence for a period of not less than two years any of the information so disclosed to them.

7.3  EXCEPTION

     The obligations of Confidence and prohibitions against use under this
Agreement shall not apply to information that the disclosing Party can show by reasonable documentary evidence or otherwise:

     (a)  as of the Effective Date, was in the public domain;

     (b)  after the Effective Date, was published or otherwise became part of the public domain through no fault of the Optionor or an Affiliate thereof (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain);

                                       16

     (c)  was information that the Optionor or its Affiliates were required to disclose pursuant to the order of any Governmental Authority or judicial authority.

7.4  JOINT PRESS RELEASE

     The Optionor and the Optionee acknowledge that each of them has an obligation to disclose, inter alia, a summary of the terms and conditions of this Agreement to its shareholders pursuant to Applicable Laws ("Press
Release"). The Parties agree to cooperate on the form of the Press Release. it is acknowledged that the Press Release will disclose all information required pursuant to Instrument 43-101, a policy of the Ontario Securities Commission.

                                   ARTICLE 8
                                INDEMNIFICATION

8.1  MUTUAL INDEMNIFICATIONS

     The Optionor covenants and agrees with the Optionee, and the Optionee covenants and agrees with the Optionor (the Party so covenanting being referred to in this Section as the "Indemnifying Party", and the other Party being referred to in this Section as the "Indemnified Party") that the Indemnifying
Party shall:

     (a)  be solely liable and responsible for any and all Claims which the
          Indemnified Party or any of its respective directors, officers, servants, agents and employees, together with the Successors, assigns, administrators, executors, heirs and all other legal representatives of the foregoing, may suffer, sustain, pay or incur; and

     (b)  indemnify and save the Indemnified Party and its respective directors, officers, servants, agents and employees, together with the
          Successors, assigns, administrators, executors, heirs and all other legal representatives of the foregoing, harmless from any and all
          Claims which may be brought against or suffered by such Persons or which they may sustain, pay or incur,

as a result of, arising out of, attributable to or connected with any breach or non-fulfillment of any covenant or agreement on the part of the Indemnifying
Party under this Agreement (other than a breach or non-fulfillment of the
Optionee's obligation under Section 4.2(b)) or any misstatement or inaccuracy of or any other incorrectness in or breach of any representation or warranty of the
Indemnifying Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement.

                                    ARTICLE 9
                        ADDITIONAL PROPERTY ACQUISITIONS

9.1  ACQUISITIONS

     The provisions of section 5.6 of the Joint Venture Agreement shall apply mutatis

                                       17

mutandis with respect to the acquisition of additional mineral properties within
1 kilometre of any of the boundaries of the Mining Concessions during the currency hereof.

                                   ARTICLE 10
                                     GENERAL

10.1 RULES OF INTERPRETATION

     In this Agreement and the Schedules:

     (a)  Time is of the essence in the performance of the Parties' respective obligations.

     (b)  Unless otherwise specified, all references to money amounts are to
          Canadian currency.

     (c)  The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content and shall not be used to interpret the provisions of this Agreement.

     (d)  The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits.

     (e)  Whenever a provision of this Agreement requires an approval or consent by a Party and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval, provided that nothing in this paragraph shall limit or derogate in any way the obligation in this Agreement of a Party to act reasonably in withholding or granting its consent or approval, or its liability for a failure to do so.

     (f)  Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next
          Business Day following if the last day of the period is not a Business
          Day. Whenever any payment is to be made or any action under this
          Agreement is to be taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

     (g)  Where a representation or warranty is made in this Agreement on the basis of the knowledge of a Optionor, such knowledge consists of the actual knowledge of the officers and senior managers of the Optionor but does not include the knowledge of any other Person.

     (h)  The use of the words, "include" or "including" shall be deemed to mean
          "include, without limitation", or "including, without limitation", if applicable.

                                       18

10.2 ARBITRATION

     (a)  In the event of a dispute in relation to this Agreement, including, without limitation, the existence, validity, performance, breach or termination thereof, or any matter arising therefrom, including whether any matter is subject to arbitration, the Parties agree to negotiate diligently and in good faith in an attempt to resolve such dispute. Submission to arbitration under this Section 10.2 shall be a condition precedent to bringing any action with respect to such dispute.

     (b)  Failing resolution within 20 days, the dispute shall be resolved by binding arbitration, conducted in English, in Toronto, Ontario. The
          International Arbitration Rules of the American Arbitration
          Association shall apply to such proceedings.

     (c)  To demand arbitration any Party (the "Demanding Party") shall give written notice to the other Party (the "Responding Party"), which notice shall toll the running of any applicable limitations of actions by law or under this Agreement. Such notice shall specify the nature of the allegation and issues in dispute, the amount or value involved
          (if applicable) and the remedy requested. Within 20 days of the receipt of the notice, the Responding Party shall answer the demand in writing, specifying the allegations and issues that are disputed.

     (d)  The Demanding Party and Responding Party shall each select one qualified arbitrator within 10 days of the Responding Party's answer.
          Each of the arbitrators shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated. The arbitrators so chosen shall select a neutral arbitrator within 10 days of their selection. If the named arbitrators cannot agree on a neutral arbitrator, either of the Parties may make application to the president of the American Bar Association or his or her nominee, with a copy to both Parties, requesting the American Bar Association to select and appoint a third arbitrator. The American Bar Association's selection shall be final and binding on the Parties. If either the
          Demanding Party or the Responding Party does not name an arbitrator, the arbitrator named by the other Party shall serve as the sole arbitrator.

     (e)  No later than 20 Business Days after hearing the representations and evidence of the Parties, the arbitrator shall make his or her determination in writing and deliver one copy to each of the Parties.
          The written decision of the arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator to any court. The decision rendered by the arbitrator may be entered into any court for enforcement purposes.

     (f)  The arbitrator may determine all questions in law and jurisdiction
          (including questions as to whether or not a dispute is arbitrable) and all matters of procedure

                                       19

          relating to the arbitration.

     (g)  The arbitrator shall have the right to grant legal and equitable relief and to award Costs (including legal fees and the Costs of arbitration) and interest. The Costs of any arbitration shall be born by the Parties in the manner specified by the arbitrator in his or her determination. The arbitrator(s) may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute.

     (h)  Disputes between the Parties shall not operate as an Event of Force
          Majeure.

     (i)  All papers, notices or process pertaining to an arbitration hereunder may be served on a party as provided in Article 10.7.

     (j)  The Parties agree to treat as Confidential Information, in accordance with the provisions of Article 7, the following: the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements and other documents prepared in respect of the arbitration; documents exchanged for purposes of the arbitration; the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing part of this Section 10.2(j), a Party may disclose such
          Confidential Information in judicial proceedings to enforce, nullify, modify or correct an award or ruling and as permitted under Article 7.

10.3 FORCE MAJEURE

     (a)  No Party hereto shall be liable under this Agreement to another Party for any failure to perform any of its obligations caused or arising out of any act not within the control of the Party, excluding lack of funds, but including, without limitation, acts said to be of God, strikes, lockouts or other industrial disputes, acts of a public enemy, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities
          (including environmental protection agencies, but excluding receipts for prospectuses or other approvals concerning financings), unavailability of equipment, interference of Persons primarily concerned about environmental or Aboriginal Peoples' rights issues and any other cause, whether of the kind enumerated above or otherwise, which is not reasonably within the control of the Party ("Event of
          Force Majeure").

     (b)  No right of a Party shall be affected, and no Party shall be found in default, under this Agreement by the failure of such Party to meet any term or condition of this Agreement where such failure is caused by an
          Event of Force Majeure and, in such event, all times specified or provided for in this Agreement shall be extended by a period commensurate with the period during which the Event of Force Majeure causes such failure.

                                       20

     (c)  A Party affected by an Event of Force Majeure shall take all reasonable steps within its control to remedy the failure caused by such event, provided,, however, that nothing contained in this Section
          10.3 shall require any Party to settle any labour or industrial dispute or to test the constitutionality of any law enacted by any
          Legislature or Parliament of or within Canada or Mexico.

     (d)  Any Party relying on the provisions of this section 10.3 shall forthwith give notice to the other Party of the commencement of an
          Event of Force Majeure and of its end.

10.4 ENTIRE AGREEMENT

     This Agreement, including the Schedules to this Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement and in any agreement or document delivered pursuant to this
Agreement. No supplement, modification or waiver or termination of this
Agreement shall be binding unless executed in writing by the Party to be bound thereby.

10.5 APPLICABLE LAW

     This Agreement shall be construed in accordance with the laws of the
Province of Ontario and the laws of Canada applicable in the Province of Ontario and shall be treated, in all respects, as an Ontario contract.

10.6 EXPENSES

     Except as otherwise provided, all Costs incurred in connection with this
Agreement and the transactions contemplated hereby shall be paid by the Party incurring them.

10.7 NOTICES

     Any notice or writing required or permitted to be given under this
Agreement or any communication otherwise made in respect of this Agreement
(referred to in this Section as a "Notice") shall be sufficiently given if delivered or transmitted by facsimile or another form of electronic communication tested prior to transmission to such Party:

     (a)  In the case of a notice to the Optionor at:

          Suite 208
          8 King Street East
          Toronto, Ontario
          M5C 1B5

                                       21

          Attention: President

     (b)  in the case of a notice to the Optionee at:

          Suite 1000
          36 Toronto Street
          Toronto, Ontario
          M5C 2C5
          Attention: President

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same, in the manner provided in this
Section. Any Notice delivered to the Party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the Business
Day next following such day. Any Notice transmitted by facsimile or other form of electronic communication shall be deemed given and received on the first
Business Day after its transmission.

10.8 ASSIGNMENT AND SUCCESSORS

     The following apply with respect to assignment and Successors:

     (a)  This Agreement is binding upon and is for the benefit of the Parties and their respective Successors and permitted assignees.

     (b)  Either Party may assign its rights hereunder to a third party.

     (c)  No assignment shall relieve a Party of its obligations hereunder without the written consent of the other Party, which consent may be unreasonably withheld.

     (d)  The provisions of section 5.6 of the Joint Venture Agreement shall apply mutatis mutandis during the currency hereof.

10.9 FURTHER ASSURANCES

     Subject to the terms and conditions of this Agreement, the Optionor and the
Optionee will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to obtain consents of all Persons, including all
Governmental Authorities, necessary for the consummation of the Sale by or to it, as applicable, of the Property pursuant to this Agreement, or to carry out all of their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and from time to time after the
Closing Date, without further consideration, each Party will, at its own expense, execute and deliver such documents to any other Party as such Party may reasonably request in order to consummate the transactions contemplated by this
Agreement. Each of the Parties agrees to take all such actions as are within its power to control,

                                       22

and to use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in this Agreement which are for the benefit of any other Party.

10.10 COUNTERPARTS

     This Agreement may be executed by the Parties in separate counterparts and by facsimile, and each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF the Parties have hereunto duly executed this Agreement, with the understanding that this Agreement is subject to regulatory approval and approval by each of the Parties' respective board of directors.

                                                RNC GOLD INC.

                                                By: /s/ Tom Lough
                                                    ----------------------------

                                                NORTHWESTERN MINERAL
                                                   VENTURES INC.

                                                By: /s/ Kabir Ahmed
                                                    ----------------------------

                                       23

                                   Schedule A

                               Mining Concessions

The Mining Concessions comprises the following:

1.   Pichachos Concession - Legal Description "Pago De Derecho Por 4225.4414
     Has. De Exploracion Del Lote Minero "Pichachos" E-25/24465 T-211194".
     Registro Federal ROL 69 09 04

2.   Camargo Concession - Legal Description "Pago De Derechos Sobre Concesion
     Minera De Exploraciaon Del Lote "Camargo", Titulo 217367, Con 2577.46 Has".
     Registro Federal ROMI6909042F2.

3.   Tango Concession - Legal Description "Pago De Derechos Sobre Concesion
     Minera De Exploracion Del Lote "Tango", Titulo 219836, Con. 3573.5954 Has".
     Registro Federal ROMI6909042F2.